EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FIRST QUARTER

FISCAL 2006 OPERATING RESULTS

Revenues and Backlog Increase to Record Highs

BEDFORD, Mass., (January 24, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter ended December 24, 2005.

Highlights of the quarter include:

•	Record revenues of $88 million.

•	Record backlog of $140 million.

•	Record 97 Selenia full field digital mammography systems installed and recognized as revenue.

First quarter fiscal 2006 revenues totaled $87,956,000, a 33% increase when compared to revenues of $66,176,000 in the first quarter of fiscal 2005. For the first quarter of fiscal 2006, Hologic reported net income of $5,716,000, or $0.12 per diluted share, compared with net income of $4,574,000, or $0.11 per diluted share, in the first quarter of fiscal 2005. The improvement in quarterly earnings primarily reflects the increase in product sales of Selenia digital mammography systems in the current quarter as compared to the first quarter of fiscal 2005. Earnings per share information for 2005 has been restated to reflect the Company’s 2-for-1 stock split effected on November 30, 2005.

Included in our GAAP results for the first quarter of fiscal 2006, are the following expenses that were not incurred in the first quarter of fiscal 2005:

•	a $4.2 million charge to research and development for in-process R&D in connection with the acquisition of Fischer Imaging’s intellectual property relating to its mammography business on September 29, 2005;

•	a $629,000 charge to operating expenses to amortize the intangible assets acquired from Fischer Imaging over their useful life; and

•	a $667,000 charge for compensation expense to account for employee stock options under FASB Statement 123R.

As expected, the Company fully absorbed in the current quarter the entire expenses of approximately $1.8 million associated with its exhibit at the Radiological Society of North America (“RSNA”) medical imaging trade show held in December 2005 which was up slightly from the $1.7 million spent in the first quarter of fiscal 2005.

In the current quarter, Hologic’s effective tax rate increased to 37% of pre-tax earnings. This rate is higher than the effective tax rate of 6% in the first quarter of fiscal 2005 and 19% for the full 2005 fiscal year due to the realization of the Company’s previously unbenefited deferred tax assets in the fourth quarter of fiscal 2005. The Company expects a more normalized effective tax rate of approximately 37% in fiscal 2006.

During the first quarter, Hologic recognized as revenue 97 Selenia full field digital mammography systems. At December 24, 2005, the Company’s backlog for orders of Selenia was 221 systems and total backlog for all products increased to $140 million, the highest quarterly backlog in the Company’s history and a 37% increase over the backlog at September 24, 2005.

“We had a solid first quarter, building on the strong momentum we achieved in fiscal 2005,” said Jack Cumming, Chairman and CEO. “Our revenue and backlog were both up from the last quarter as we continue to outpace our expectations. These results were driven by the continued demand for our Selenia digital mammography system as more customers are making Hologic their preferred choice.”

Beginning in fiscal 2006, the Company combined its previously reported mammography and digital detector operating segments to better reflect how the Company views its operations and manages its business. In fiscal 2006, the primary function of the digital detector business is to support the Company’s mammography product line. The Company now has three reporting segments: Mammography, Osteoporosis Assessment and All Other. Segment information for 2005 has been restated to conform to the 2006 presentation.

First quarter financial overview by segment:

•	Mammography revenues increased 49% to $62,780,000 for the first quarter of fiscal 2006 from $42,098,000 for the same period in fiscal 2005. This increase was primarily due to continued increasing sales of Selenia and to a lesser extent, an increase in sales of MultiCare breast biopsy tables. Operating income for this business segment in the first quarter of fiscal 2006 increased to $4,989,000 compared to operating income of $1,837,000 in the first quarter of fiscal 2005. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia. Costs and expenses in 2006 include the $4.2 million charge for in-process R&D, $629,000 of amortization of intangible assets related to the acquisition of Fischer Imaging’s intellectual property and $443,000 of stock-based compensation under newly-adopted FASB Statement 123R.

•

Osteoporosis assessment revenues increased 17% to $20,020,000 for the first quarter of fiscal 2006 from $17,163,000 for the same period in fiscal 2005. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the first quarter of fiscal 2006 increased to $3,005,000 from

$1,633,000 in the first quarter of fiscal 2005. Costs and expenses in 2006 include $193,000 of stock-based compensation under newly-adopted FASB Statement 123R.

•	All other revenues, which includes the Company’s mini C-arm, extremity MRI, conventional general radiography service and digital general radiography systems businesses decreased 25% to $5,155,000 for the first quarter of fiscal 2006 from $6,915,000 for the same period in fiscal 2005. The decrease in revenues was primarily due to the shipment of fewer digital general radiography systems as this business is almost completely phased out. The operating loss for this business segment in the first quarter of fiscal 2006 was $189,000 compared to operating income of $1,120,000 in the first quarter of fiscal 2005. This decrease in operating income in the current quarter was primarily due to a decrease in gross margin dollars from the phase-out of DR system sales and an increase in operating expenses primarily from the ramp-up of sales and marketing activities for the new line of third party extremity MRI systems. Costs and expenses in 2006 include $31,000 of stock-based compensation under newly-adopted FASB Statement 123R.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss first quarter fiscal 2006 operating results. Interested participants may listen to the call by dialing 800-811-0667 or 913-981-4901 for international callers and referencing code 4500505 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through January 27, 2006 at 888-203-1112 or 719-457-0820 for international callers, access code 4500505. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the Company’s expected effective tax rate for fiscal 2006, the Company’s expectation for growth during fiscal 2006, and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to acquisitions; expenses and uncertainties relating to litigation; risks relating to compliance with financial covenants under the Company’s leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	December 24, 2005	September 24, 2005
CURRENT ASSETS:
Cash and cash equivalents	$94,514	$113,994
Accounts receivable, net	62,119	57,742
Inventories	49,472	44,520
Prepaid expenses and other current assets	11,760	12,119

Total current assets	217,865	228,375

Property and equipment, net	34,885	33,329
Intangible assets, net	33,066	5,162
Goodwill, net	6,285	6,285
Other assets, net	2,110	6,688

	$294,211	$279,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 24, 2005	September 24, 2005
CURRENT LIABILITIES:
Accounts payable	$17,605	$14,163
Accrued expenses	19,567	25,237
Deferred revenue	22,263	21,134

Total current liabilities	59,435	60,534

Deferred income tax liabilities	—	1,471

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value— Authorized—90,000 shares Issued—44,869 and 44,295 shares, respectively	449	443
Capital in excess of par value	183,928	172,642
Retained earnings	52,168	46,452
Cumulative translation adjustment	(1,305)	(1,239)
Treasury stock, 90 shares at cost	(464)	(464)

Total stockholders’ equity	234,776	217,834

	$294,211	$279,839

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 24, 2005	December 25, 2004
REVENUES	$87,956	$66,176
COSTS AND EXPENSES (1):
Cost of revenues	50,974	41,968
Research and development	10,171	4,350
Selling and marketing	11,142	9,248
General and administrative	7,863	6,020

	80,150	61,586

Income from operations	7,806	4,590
Interest income	1,295	259
Interest expense/other income (expense)	(35)	19

Income before provision for income taxes	9,066	4,868
Provision for income taxes	3,350	294

Net income	$5,716	$4,574

Net income per common and common equivalent share:
Basic	$0.13	$0.11

Diluted	$0.12	$0.11

Weighted average number of common shares outstanding:
Basic	44,351	41,294

Diluted	46,801	43,522

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$86	$—
Research and development	96	—
Selling and marketing	72	—
General and administrative	413	—

	$667	$—